EXHIBIT 99.1
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NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:
Jane Miller
Corporate Relations Manager
(603) 594-8585 ext. 3346
investorrelations@presstek.com


              PRESSTEK EXPRESSES SYMPATHY ON DEATH OF BOARD MEMBER
                                  JOHN B. EVANS

Hudson, NH - March 30, 2004 - Presstek, Inc. (Nasdaq: PRST) today extends condolences to the family of longtime board of directors' member John B. Evans of Ridgewood, New Jersey, who died suddenly Sunday evening at the age of 66. Mr. Evans was a member of Presstek's board of directors since October 1997 and served as a member of the Board's Audit Committee. He was President and CEO of R.E.M. Productions, Inc., a media consulting firm. Prior to that, Mr. Evans served as Vice President of Development for News Corporation, an information-disseminating firm.

"We are profoundly saddened by this news," said Edward J. Marino, Presstek's president and CEO. "We are extremely grateful for John's enormous contributions to Presstek over the years and grateful for the privilege of having had the opportunity to work with him. We will miss him very much."

"This is certainly a sad day for Presstek," said Board of Directors' Chairman Richard A. Williams. "Presstek benefited greatly from John's insights and intelligence, and our board benefited from his warmth, wisdom and friendship. He was an incomparable comrade and a great humanitarian. We will long remember his compassion, courage and commitment to this company."

"In addition to working together on Presstek's board, John was a long-time friend of mine," said Dr. Lawrence Howard. "John brought vision and leadership to Presstek's board along with a sense of decency and fairness. Throughout his entire tenure as a board member, he remained committed to making Presstek a better company. In these days of corporate excesses and greed, John stood as a model board member - one whose actions we should all seek to emulate. I will miss him greatly."

Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek's patented DI(R), CTP and plate products provide a streamlined workflow and eliminate photographic darkrooms, film and toxic processing chemicals, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easer for printers to cost effectively meet increasing customer demand for shorter print runs and faster turnaround while providing

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improved profit margins. The company's subsidiary, Lasertel, Inc., supplies
Presstek and eternal customers with the valuable laser diodes necessary for laser imaging applications. For more information on Presstek, visit www.presstek.com, call 603-595-7000 or email: info@presstek.com.


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